Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Marvin Brown Bruce Bullock	(281) 591-4212 (281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Reports Diluted Earnings Per Share of $0.42

For the Second Quarter 2005, Up 20 Percent

Highlights:

•	Revenue of $813 million improved 21 percent

•	Energy Systems revenue of $594 million was 30 percent higher

•	Energy Processing segment operating profit up 94 percent

•	Subsea revenue of $367 million increased by more than $130 million

•	Record backlog of $1.8 billion achieved on the strength of subsea

•	FMC Technologies increases full-year 2005 diluted earnings per share estimate

HOUSTON, August 3, 2005 – FMC Technologies, Inc. (NYSE: FTI) today reported second quarter 2005 revenue of $812.5 million, a 21 percent improvement over the prior-year quarter on the strength of subsea systems. Net income in the quarter of $29.4 million improved 22 percent over the prior-year quarter and includes an $11.9 million pre-tax loss provision for the Sonatrach project, the oil loading project offshore Algeria for Sonatrach-TRC. Second quarter 2005 diluted earnings per share of $0.42 include a $0.10 per share negative impact from a loss provision for the Sonatrach project. Inbound orders of $1.1 billion increased $83 million from the prior-year quarter. Backlog of $1.8 billion is at a record level and includes approximately $1.2 billion of subsea orders.

“Even including our Sonatrach project cost increase, we had a very strong second quarter reflecting the continuing strength of our Energy Systems businesses,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “Our subsea systems business as well as our surface and fluid control businesses benefited from the increased oilfield activity. Subsea revenue improved more than $130 million over the prior-year quarter, further supporting our strong leadership position in deepwater developments. Excluding the $0.34 year-to-date diluted earnings per share impact of Sonatrach cost increases and any costs associated with the implementation of the Homeland Investment Act, we now believe that full-year 2005 diluted earnings per share will be in a range of $1.60 to $1.80, up from the $1.30 to $1.50 estimate we provided in the beginning of the year.”

- more -

Page 2 -FMC Technologies Reports Diluted Earnings Per Share of $0.42 in the Second Quarter of 2005

Including the $0.34 negative impact from the Sonatrach project, 2005 full-year diluted earnings per share are now expected to be in a range of $1.26 to $1.46.

Review of Operations – Second Quarter 2005

Revenue for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, was $594.2 million in the second quarter of 2005, up 30 percent from $457.1 million in the second quarter of 2004. Energy Systems’ operating profit for the second quarter was $32.9 million and includes an $11.9 million charge for losses on the Sonatrach project. For the same period in 2004, Energy Systems’ operating profit was $30.2 million and did not include any profit or loss from the Sonatrach project.

Energy Systems’ inbound orders were $897.5 million for the second quarter of 2005, up $73.7 million compared to the second quarter of 2004. Energy Systems’ total backlog at the end of the second quarter of 2005 was $1.56 billion compared to $1.35 billion at the end of the second quarter of 2004.

Energy Production Systems’ second quarter 2005 revenue of $471.4 million increased 36 percent over the prior-year quarter. The quarter-over-quarter increase was due mainly to subsea systems revenue of $367 million, up 56 percent from the prior-year quarter. Segment operating profit of $19.3 million includes the $11.9 million loss provision for the Sonatrach project. Segment operating profit for Energy Production was $23.2 million in the prior-year quarter but did not include any profit or loss on the Sonatrach project. Higher operating profits in the surface business on volume and margin improvements and higher subsea systems volume were more than offset by the loss from the Sonatrach project.

Energy Production Systems’ inbound orders of $738.5 million for the second quarter were $29 million improved over a record prior-year quarter. Inbound orders of surface wellhead products were the primary driver to the quarter-over-quarter improvement. Energy Production Systems’ backlog of $1.4 billion is $191.5 million higher than the prior-year second quarter on the strength of subsea orders. Subsea backlog of almost $1.2 billion is up 24 percent above the second quarter of 2004 and 22 percent sequentially.

Energy Processing Systems’ second quarter revenue of $123.3 million was up 7 percent from the prior-year quarter. Strong demand for WECO®/Chiksan® products from service companies and higher measurement sales, in part delayed from the first quarter, combined with pricing

Page 3 -FMC Technologies Reports Diluted Earnings Per Share of $0.42 in the Second Quarter of 2005

improvements were the primary contributors to the quarter-over-quarter improvement. Operating profit of $13.6 million improved $6.6 million, a 94 percent increase compared to the second quarter of 2004, due mainly to higher sales volume for WECO®/Chiksan® products and in measurement solutions as well as operating margin improvements in both businesses.

Energy Processing Systems’ inbound orders were $159.4 million for the second quarter, up 39 percent from the prior-year quarter due to demand for loading systems, material handling solutions and WECO®/Chiksan® products. Energy Processing Systems’ backlog of $160.0 million is up 10 percent from the prior-year quarter. Fluid control continues to experience strong demand for WECO®/Chiksan® products, and backlog grew sequentially in three of the other four business units.

FoodTech’s second quarter revenue of $139.3 million was $12.1 million below the second quarter of 2004. Revenue from tomato processing equipment was lower due to a depressed worldwide tomato processing market, while revenue from the citrus business was lower due to the effects of the 2004 Florida hurricanes. FoodTech’s operating profit of $12.3 million was $1.6 million below the prior-year quarter. Operating profit declined in the citrus business as well as tomato processing on lower volumes. This decline was partially offset by improvements in freezing and cooking systems’ operating profits from improved operating margins. Inbound of $126.9 million was up slightly from the prior-year quarter. Backlog of $152.9 million is up 8 percent due to higher citrus juice room projects and canning activity.

Airport Systems’ second quarter revenue of $82.0 million was 26 percent higher compared with the second quarter of 2004. Revenue improved over the prior-year quarter, due to stronger sales for ground support equipment, and increased sales from the airport service business, due to new project awards. Operating profit of $4.6 million improved 44 percent from the prior-year quarter on higher ground support volume and airport services business. Inbound orders were $93.1 million in the second quarter of 2005, up 9 percent from 2004 on stronger orders for ground support equipment.

Corporate expense in the second quarter of 2005 was $6.7 million, $0.5 million above the prior-year period, due in large part to audit-related expenses for Sarbanes-Oxley. Other expense, net, of $6.7 million increased $1.3 million compared with the prior-year period due to the unfavorable impact of foreign currency and higher LIFO and stock-based compensation expense.

Net interest expense in the second quarter of 2005 was $1.2 million, down from $1.8 million in the second quarter of 2004, due primarily to lower average debt.

Debt, less cash, at the end of the second quarter of 2005 was $164.3 million, up from $94 million at the end of the first quarter of 2005, mainly due to the timing of working capital requirements for growth in some of the Energy Systems businesses and the use of $19.8 million for the repurchase of 657,356 shares of FMC Technologies common stock.

Page 4 -FMC Technologies Reports Diluted Earnings Per Share of $0.42 in the Second Quarter of 2005

Depreciation and amortization for the second quarter of 2005 was $16.1 million. Capital expenditures during the second quarter of 2005 totaled $17.6 million.

Summary and Outlook

FMC Technologies reported diluted earnings per share of $0.42 for the second quarter 2005. Earnings per share included a negative $0.10 impact from losses on the Sonatrach project. Diluted earnings per share of $0.35 in the prior-year quarter did not include any profit or loss from Sonatrach.

On the strength of higher subsea revenues, Energy Systems’ revenue grew 30 percent over the prior-year quarter on the strength of subsea. Segment operating profit in Energy Processing improved 94 percent over the prior-year quarter. FoodTech operating profit declined slightly due to lower citrus and tomato processing volume. Airport Systems’ operating profit improved on increased ground support volume and increased airport services business. Inbound orders were strong at $1.1 billion. Backlog grew to a record $1.8 billion on the strength of subsea systems.

The Company is evaluating repatriating foreign earnings consistent with the Homeland Investment Provision of the JOBS Act. The potential tax impact is not included in the Company’s current full-year diluted earnings per share estimate.

Including the $0.34 negative impact from the Sonatrach project, the Company now expects 2005 full-year diluted earnings per share in a range of $1.26 to $1.46.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2005 conference call at 9:00 a.m. (Eastern Daylight Time) on Thursday, August 4, 2005. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenue	$812.5	$671.5	$1,494.1	$1,234.2
Costs and expenses	775.8	635.7	1,458.0	1,177.7

	36.7	35.8	36.1	56.5
Minority interests	(0.3)	(0.1)	(1.1)	0.1

Income before net interest expense and income taxes	36.4	35.7	35.0	56.6
Net interest expense	(1.2)	(1.8)	(2.4)	(3.8)

Income before income taxes	35.2	33.9	32.6	52.8
Provision for income taxes	5.8	9.8	3.2	15.3

Net income	$29.4	$24.1	$29.4	$37.5

Earnings per share
Basic	$0.43	$0.36	$0.42	$0.56

Diluted	$0.42	$0.35	$0.41	$0.55

Weighted average shares outstanding
Basic	69.0	67.2	69.1	67.0

Diluted	70.7	69.0	70.7	68.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenue

Energy Production Systems	$471.4	$345.4	$869.2	$641.7
Energy Processing Systems	123.3	115.1	233.6	224.5
Intercompany eliminations	(0.5)	(3.4)	(1.5)	(6.3)

Subtotal Energy Systems	594.2	457.1	1,101.3	859.9
FoodTech	139.3	151.4	251.2	254.8
Airport Systems	82.0	65.1	146.7	123.2
Intercompany eliminations	(3.0)	(2.1)	(5.1)	(3.7)

	$812.5	$671.5	$1,494.1	$1,234.2

Income before income taxes

Segment operating profit
Energy Production Systems	$19.3	$23.2	$18.1	$44.0
Energy Processing Systems	13.6	7.0	20.6	11.7

Subtotal Energy Systems	32.9	30.2	38.7	55.7
FoodTech	12.3	13.9	15.7	18.5
Airport Systems	4.6	3.2	8.7	5.2

Total segment operating profit	49.8	47.3	63.1	79.4

Corporate items
Corporate expense	(6.7)	(6.2)	(14.3)	(12.6)
Other expense, net (1)	(6.7)	(5.4)	(13.8)	(10.2)
Net interest expense	(1.2)	(1.8)	(2.4)	(3.8)

Total corporate items	(14.6)	(13.4)	(30.5)	(26.6)

Income before income taxes	$35.2	$33.9	$32.6	$52.8

(1)	Other expense, net, comprises expense related to stock-based compensation, LIFO inventory adjustments, expense related to employee pension and other postretirement employee benefits and foreign currency related gains or losses. Stock-based compensation expense includes the recognition of stock-based awards over the vesting period. Beginning in 2004, the Company recorded expense for stock options in accordance with SFAS No. 123.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Inbound Orders

Energy Production Systems	$738.5	$709.2	$1,047.1	$970.0
Energy Processing Systems	159.4	114.7	288.8	233.3
Intercompany eliminations	(0.4)	(0.1)	(0.8)	(4.4)

Subtotal Energy Systems	897.5	823.8	1,335.1	1,198.9
FoodTech	126.9	125.2	261.4	279.0
Airport Systems	93.1	85.2	149.6	140.8
Intercompany eliminations	(2.1)	(2.2)	(5.3)	(4.4)

Total inbound orders	$1,115.4	$1,032.0	$1,740.8	$1,614.3

			June 30
			2005	2004
Order Backlog

Energy Production Systems			$1,400.5	$1,209.0
Energy Processing Systems			160.0	146.0
Intercompany eliminations			(0.2)	(3.6)

Subtotal Energy Systems			1,560.3	1,351.4
FoodTech			152.9	141.9
Airport Systems			122.7	147.1
Intercompany eliminations			(2.1)	(1.8)

Total order backlog			$1,833.8	$1,638.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2005 (Unaudited)	December 31, 2004
Cash and cash equivalents	$85.4	$124.1
Trade receivables, net	651.4	671.7
Inventories	418.4	316.3
Other current assets	92.8	105.0

Total current assets	1,248.0	1,217.1

Property, plant and equipment, net	323.1	332.8
Goodwill	118.8	116.8
Intangible assets, net	65.5	72.0
Investments	82.5	76.6
Other assets	100.6	78.6

Total assets	$1,938.5	$1,893.9

Short-term debt and current portion of long-term debt	$5.4	$2.7
Accounts payable, trade and other	345.6	368.8
Advance payments	326.7	297.5
Other current liabilities	278.2	326.4

Total current liabilities	955.9	995.4

Long-term debt, less current portion	244.3	160.4
Other liabilities	75.4	75.9
Common stock	0.7	0.7
Other stockholders’ equity	662.2	661.5

Total liabilities and stockholders’ equity	$1,938.5	$1,893.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2005	2004
Cash provided (required) by operating activities of continuing operations:
Net income	$29.4	$37.5
Depreciation and amortization	32.1	31.0
Trade accounts receivable, net	(8.3)	(26.6)
Inventories	(122.5)	(8.4)
Advance payments	42.8	28.0
Income taxes	(44.1)	0.5
Other	(13.7)	29.9

Net cash (required) provided by operating activities of continuing operations	(84.3)	91.9

Cash required by discontinued operations	(0.2)	(5.5)

Cash provided (required) by investing activities:
Capital expenditures	(28.9)	(22.8)
Other	8.3	2.4

Net cash required by investing activities	(20.6)	(20.4)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	86.5	(7.9)
Issuance of capital stock	9.9	14.1
Purchase of stock held in treasury	(25.5)	—
Net (increase) decrease in common stock in employee benefit trust	(0.5)	1.1

Net cash provided by financing activities	70.4	7.3

Effect of changes in foreign exchange rates on cash and cash equivalents	(4.0)	(0.8)

(Decrease) increase in cash and cash equivalents	(38.7)	72.5

Cash and cash equivalents, beginning of period	124.1	29.0

Cash and cash equivalents, end of period	$85.4	$101.5